Exhibit 10.17

July 20, 2005

Mr. Glen Hauenstein
[address]

Dear Glen:

I am pleased to confirm our offer of employment for the position of Executive Vice President - Chief of Network & Revenue Management of Delta Air Lines, Inc. (Delta or the Company). As per our discussion, the effective date of your position will be August 1, 2005 (referred to as the Starting Date).

The following information generally summarizes the terms of our agreement.

Your base starting salary will be $405,000 per annum, payable in accordance with the usual payment practices of the Company.

With respect to each fiscal year, beginning with the fiscal year ending December 31, 2005, during which you are employed by the Company as Executive Vice President - Chief of Network & Revenue Management, you will be eligible to receive in addition to your base salary an annual incentive compensation award opportunity (Annual Award Opportunity) for services rendered during such fiscal year, subject to the terms and conditions of the Company’s annual cash incentive plan as in effect from time to time. The amount of the Annual Award Opportunity paid, if any, with respect to any fiscal year will be based upon performance targets, award levels, and such other factors as are determined by the Personnel & Compensation Committee of the Board of Directors (or any successor committee designated by the Board) in its sole discretion. For fiscal year 2005, your Annual Award Opportunity is expected to be 75% of annual base salary, but this opportunity will be pro-rated to reflect the portion of 2005 during which you were employed by Delta.

You will be paid a one-time cash signing bonus in the amount of $150,000.00 payable promptly after the Starting Date. If your employment with Delta terminates during the period (Retention Period) beginning with the Starting Date and ending 180 days thereafter (inclusive) for any reason other than (i) Delta’s termination of your employment without Cause (as defined on Exhibit A attached to this letter) or (ii) your termination of employment for Good Reason (as defined on Exhibit A attached to this letter) or as a result of your death or Disability (as defined on Exhibit A attached to this letter), you shall pay back to Delta on the date of such termination of employment an amount determined by multiplying the cash signing bonus ($150,000.00) by a fraction, the numerator of which is the number of days from the day immediately following your termination of employment to the last day of the Retention Period and the denominator of which is 180.

Mr. Glen Hauenstein
July 20, 2005

The amount of the cash signing bonus will not constitute earnings for purposes of determining your benefits under any employee benefit plan, program or policy of Delta.

You will be granted 313,400 stock options under Delta’s 2000 Performance Compensation Plan with an exercise price equal to the fair market value of Delta common stock on the Starting Date. The options will expire at the end of a six year term and will become exercisable in three substantially equal installments on the first three anniversaries of the grant date. The complete terms and conditions of this award will be provided to you in the form of an Award Agreement at a later date, and your award will be subject to the terms of your Award Agreement and the 2000 Performance Compensation Plan.

Except as otherwise provided in this letter agreement, your employment with Delta will be subject to Delta’s standard policies and will be governed by the terms and conditions of the Human Resources Practices Manual, as may be amended from time to time hereafter. You will be provided with paid time off in accordance with Delta’s standard policy regarding these benefits, with the exception that you will begin to accrue vacation at the service level currently corresponding to four weeks of vacation. You will also be entitled to such fringe benefits as are provided to Executive Vice Presidents of the Company, including free and reduced rate travel, officers’ life insurance, financial counseling, and similar programs as in effect from time to time.

You will also be eligible to participate in Delta’s standard benefit programs, as amended from time to time, including the following:

1.
DeltaFlex, our flexible benefits plan, which provides you with a menu of choices for medical, dental, vision and long-term disability benefits. You will select your coverage when you complete the enrollment process. A Benefits Enrollment package will be mailed to your mailing address on file in Delta’s Human Resources database, generally within 10 days following your Starting Date. A two-week enrollment period is provided to make your benefit selections. Coverage is effective on the 1st or 16th of the month following the close of the enrollment period. The enrollment period dates and the Effective Date of Coverage are all included in the Benefits Enrollment package. You may consider continuation of coverage under your current health care plan until Delta’s coverage begins.

2.	The Family-Care Disability and Survivorship Plan, which provides certain short-term disability income to you and certain benefits in the event of death.

Mr. Glen Hauenstein
July 20, 2005

3.
The Delta Retirement Plan as amended and restated July 1, 2003, under which benefits will accrue in accordance with the terms of that plan under the cash balance formula only. In addition, Delta has a nonqualified plan that is designed to cover any excess benefits not payable by the Delta Retirement Plan due to Internal Revenue Code § 415 or 401(a)(17) limitations.

4.
The Delta Family-Care Savings Plan, which currently features participation immediately upon employment, with pre-tax or post-tax employee contributions of up to 13% (up to the limits of the Internal Revenue Code) and a 50% match on your contribution of the first 4% of base salary, with Delta’s maximum contribution equal to 2% of eligible earnings.

All consideration provided by Delta shall be provided subject to withholding and other federal, state and local taxes and deductions as provided by law.

If the terms outlined reflect your understanding of our agreement and you accept employment based on these terms, please indicate your acceptance by signing the two original letters provided. Please keep one letter for your records and return the other to me.

Glen, we are extremely pleased to have you on the Delta team, and we look forward with great pleasure to continuing our association with you in this important role at Delta.

Sincerely,
Original signed by:
Beth Johnston
Vice President
Human Resources

DF/LK/EHJ:mm

________________________________________
Glen Hauenstein
________________________________________
Date

Attachment

Mr. Glen Hauenstein
July 20, 2005

Exhibit A

“Cause” shall mean (A) your conviction for committing fraud or an intentional act of dishonesty with respect to Delta that results in your personal enrichment; (B) your conviction for committing a felony; or (C) your intentional wrongful act or gross negligence that has a detrimental effect on Delta, its subsidiaries or their respective business units or groups.

“Disability” shall mean disability as determined under the disability plan of Delta or a subsidiary thereof applicable to you.

“Good Reason” shall mean (A) the reduction or alteration in the nature or status of your authorities or titles, or the assignment to you of duties inconsistent with your authorities, duties, titles and responsibilities at Delta as of the Starting Date, other than an insubstantial and inadvertent act that is remedied by Delta promptly after receipt of notice thereof given by you; (B) a reduction by Delta of your base salary as in effect on the Starting Date (other than pursuant to a reduction by a uniform percentage of the base salary of all similarly situated executives of Delta); (C) Delta’s requiring you to be based at a location in excess of 50 miles from your principal job location or office on the Starting Date, (D) the failure by Delta to keep in effect compensation, retirement, health and welfare benefits, or perquisite programs under which you receive benefits substantially similar, in the aggregate, to the benefits under such programs as exist on the Starting Date (other than pursuant to an equivalent reduction in such benefits of all similarly situated executives of Delta), or (E) any material breach by Delta of its obligations under this letter agreement or any failure of a successor of Delta to assume and agree to perform Delta’s entire obligations under this letter agreement, provided that such successor has received at least ten days written notice from Delta or you of the requirement to assume those obligations.